Exhibit 99.2

Guide to Fannie Mae’s 2005 Annual Report on SEC Form 10-K
Fannie Mae provides this guide as an exhibit to its Form 10-K filing of May 2, 2007. It is neither comprehensive nor a substitute for the information in the full filing. This guide is being distributed only with either the Form 10-K or Fannie Mae’s press release (including Annex 1), dated May 2, 2007, relating to the Form 10-K.
Overview and Highlights
Filing Timelines. The company previously announced that it expects to file its 2006 Form 10-K by the end of 2007. Management is assessing how the timing of the filing of this 2005 Form 10-K will impact the timing of the filing of the 2006 Form 10-K. We have made significant progress in our efforts to remediate operational weaknesses that have prevented us from reporting our financial results on a timely basis. Fannie Mae also said that the company intends to continue to provide periodic updates regarding progress toward timely financial reporting. (page 1)
2005 Earnings. Fannie Mae reported annual net income of $6.3 billion in 2005, up from $5.0 billion in 2004. Diluted earnings per share were $6.01 in 2005, up from $4.94 in 2004. (page 64)
Stockholders’ Equity. Total stockholders’ equity increased to $39.3 billion as of December 31, 2005 from $38.9 billion as of December 31, 2004. Our stockholders’ equity increased by $400 million, or 1%, to $39.3 billion as of December 31, 2005. The increase in stockholders’ equity was generated primarily from a $4.8 billion increase in retained earnings in 2005, offset by the reversal of unrealized gains on available for sale securities. (pages 64 and 178)
Regulatory Capital. On March 30, 2007, OFHEO announced that we were classified as adequately capitalized as of December 31, 2006. Our core capital of $42.3 billion exceeded our statutory minimum capital requirement by $13.0 billion and our OFHEO-directed minimum capital requirement by $4.2 billion. Our total capital of $43.0 billion exceeded our statutory risk-based capital requirement by $16.2 billion. (page 159)
Fair Value of Net Assets. The estimated fair value of Fannie Mae’s net assets (net of tax effect), a non-GAAP measure, increased to $42.2 billion as of December 31, 2005, compared with $40.1 billion as of year-end 2004. The increase in the 2005 fair value of net assets was impacted by payments of $1.4 billion of dividends to holders of our common and preferred stock, an increase in the value of our net guaranty assets by approximately $1.5 billion, and earnings produced by the company. (page 108)
We expect periodic fluctuations in the estimated fair value of our net assets due to our business activities, as well as due to changes in market conditions, including changes in interest rates, changes in relative spreads between our mortgage assets and debt, and changes in implied volatility.
Description of Business Segments. Fannie Mae is organized in three complementary business segments that contribute to providing liquidity to the mortgage market and increasing the availability and affordability of housing in the United States. (page 5)
•	Single-Family Credit Guaranty works with our lender customers to securitize single-family mortgage loans into Fannie Mae MBS and to facilitate the purchase of single-family mortgage loans for our mortgage portfolio. Our Single-Family business has responsibility for managing credit risk exposure relating to the single-family Fannie Mae MBS held by third parties (such as lenders, depositories and global investors), as well as the single-family mortgage loans and single-family Fannie Mae MBS held in our mortgage portfolio. Revenues in the segment are derived primarily from the guaranty fees the segment receives as compensation for assuming the credit risk on the mortgage loans underlying single-family Fannie Mae MBS and on the single-family mortgage loans held in our portfolio.

•	Housing and Community Development helps to expand the supply of affordable and market-rate rental housing in the United States by working with our lender customers to securitize multifamily mortgage loans into Fannie Mae MBS and to facilitate the purchase of multifamily mortgage loans for our mortgage portfolio. Our HCD business also helps to expand the supply of affordable housing by making investments in rental and for-sale housing projects, including investments in rental housing that qualify for federal low-income housing tax credits. Our HCD business has responsibility for managing our credit risk exposure relating to the multifamily Fannie Mae MBS held by third parties, as well as the multifamily mortgage loans and multifamily Fannie Mae MBS held in our mortgage portfolio. Revenues in the segment are derived from a variety of sources, including the guaranty fees the segment receives as compensation for assuming the credit risk on the mortgage loans underlying multifamily Fannie Mae MBS and on the multifamily mortgage loans held in our portfolio, transaction fees associated with the multifamily business and bond credit enhancement fees. In addition, HCD’s investments in housing projects eligible for the low-income housing tax credit and other investment tax credits generate both tax credits and net operating losses that reduce our federal income tax liability.

•	Capital Markets manages our investment activity in mortgage loans and mortgage-related securities, and has responsibility for managing our assets and liabilities and our liquidity and capital positions. Through the issuance of debt securities in the capital markets, our Capital Markets group attracts capital from investors globally to finance housing in the United States. In addition, our Capital Markets group increases the liquidity of the mortgage market by maintaining a constant, reliable presence as an active investor in mortgage assets. Our Capital Markets group has responsibility for managing our interest rate risk. Our Capital Markets group generates income primarily from the difference, or spread, between the yield on the mortgage assets we own and the cost of the debt we issue in the global capital markets to fund these assets.
Key 2005 Priorities. We entered 2005 facing some of the most significant challenges in our company’s history, including serious deficiencies in our accounting, controls and financial reporting as identified in an interim report of the special examination undertaken by OFHEO. (page 63)
In addition to our primary business and mission objectives, in 2005 we focused on a number of key corporate priorities to address specific identified issues and to build a fundamentally stronger and sounder company going forward. These priorities included the following:
•	Restoring Capital. Rebuilding our capital position, and achieving the 30% surplus over required minimum capital levels in accordance with our agreement with OFHEO, was our most immediate and important corporate objective in 2005. OFHEO determined that we achieved the 30% surplus requirement at September 30, 2005.

•	Progress on the Restatement of our Financials. We devoted substantial resources in 2005 and 2006 toward our restatement effort. On December 6, 2006, we filed our 2004 10-K, including restated results for previous periods.

•	Rebuilding Relationships. We have focused on reshaping the culture of Fannie Mae to fully reflect the levels of service, engagement, accountability and effective management that we believe should characterize a company serving such an important role in a large and vital market. This remains an ongoing priority of the company.
2006 Outlook. Fannie Mae said in today’s filing that the company expects net income to decline in 2006, primarily due to further reductions in net interest income and net interest yield in 2006, and the decline in the spread between the average yield on assets and on borrowing costs (which the company began experiencing at the end of 2004). Administrative expenses also significantly increased in 2006, to an estimated $3.1 billion, largely due to costs associated with the restatement process and related regulatory examinations, investigations and litigation defense, the preparation of consolidated financial statements, control remediation activities and increased personnel to support these efforts. Fannie Mae also expects, however, continued strength in guaranty fee income, moderate increases in our provision for credit losses and somewhat lower derivative fair value losses as interest rates have generally trended up since the end of 2005 and remain at overall higher levels. (page 65)
Summary of Consolidated Results
2005 Financial Results. (page 75)
•	Net income totaled $6.3 billion.

•	Diluted earnings per share totaled $6.01.

•	The three main drivers of earnings were net interest income of $11.5 billion, net derivative fair value losses of $4.2 billion and guaranty fee income of $3.8 billion.
2004 Financial Results. (page 75)
•	Net income totaled $5.0 billion.

•	Diluted earnings per share totaled $4.94.

•	The three main drivers of earnings were net interest income of $18.1 billion, net derivative fair value losses of $12.3 billion and guaranty fee income of $3.6 billion.
2003 Financial Results. (page 75)
•	Net income of $8.1 billion.

•	Diluted earnings per share totaled $8.08.

•	The three main drivers of earnings were net interest income of $19.5 billion, net derivative fair value losses of $6.3 billion and guaranty fee income of $3.3 billion.

Business Segment Financial Results
Summary of Segment Results. Our business segments generate revenues from three principal sources: net interest income, guaranty fee income, and fee and other income. Other significant factors affecting our net income include the timing and size of investment and debt repurchase gains and losses, equity investments, the provision for credit losses, and administrative expenses. (page 93)
•	Single-Family Credit Guaranty business generated net income of $2.9 billion, $2.5 billion and $2.5 billion on revenue of $5.8 billion, $5.2 billion and $5.0 billion in 2005, 2004 and 2003, respectively.

•	Housing and Community Development business generated net income of $462 million, $337 million and $286 million on revenue of $743 million, $538 million and $398 million in 2005, 2004 and 2003, respectively.

•	Capital Markets business generated net income of $3.0 billion, $2.1 billion and $5.3 billion on revenue of $43.6 billion, $46.1 billion and $47.3 billion in 2005, 2004 and 2003, respectively.
Other Information
Glossary of Terms. (page 32)
Executive Summary. (page 62)
Company Risks. This section identifies specific risks that should be considered carefully in evaluating our business. (page 36)
Legal Proceedings. (page 48)
Risk Management. Effective management of risks is an integral part of our business and critical to our safety and soundness. In the 2005 10-K, we provide an overview of our corporate risk governance structure and risk management processes, which are intended to identify, measure, monitor and control the principal risks we assume in conducting our business activities in accordance with defined policies and procedures. (page 109)
Our businesses expose us to the following four major categories of risk:
•	Credit Risk. We assess, price and assume mortgage credit risk as a basic component of our business. We assume institutional counterparty credit risk in a variety of our business transactions, including transactions designed to mitigate mortgage credit risk and interest rate risk. (page 112)

•	Interest Rate and Market Risks. Our most significant market risks are interest rate risk and spread risk, which arise primarily from the prepayment uncertainty associated with investing in mortgage-related assets with prepayment options and from the changing supply and demand for mortgage assets. (page 138)

•	Operational Risk. Operational risk can manifest itself in many ways, including accounting or operational errors, business disruptions, fraud, technological failures and other operational challenges resulting from failed or inadequate internal controls. These events may potentially result in financial losses and other damage to our business, including reputational harm. (page 146)

•	Liquidity Risk. We actively manage our liquidity and capital position with the objective of preserving stable, reliable and cost-effective sources of cash to meet all of our current and future operating financial commitments and regulatory capital requirements. We obtain the funds we need to operate our business primarily from the proceeds we receive from the issuance of debt. (page 148)
Risk Characteristics of Conventional Single-Family Mortgage Credit Book. (page 117)
OFHEO Supervision. (page 154)
Capital Management. Our objective in managing capital is to maximize long-term stockholder value through the pursuit of business opportunities that provide attractive returns while maintaining capital at levels sufficient to ensure compliance with both regulatory and internal capital requirements. (page 156)
We are subject to capital adequacy requirements established by the 1992 Act. The statutory capital framework incorporates two different quantitative assessments of capital—both a minimum capital requirement and a risk-based capital requirement. Pursuant to the 1992 Act, we are required to maintain sufficient capital to meet both of these requirements in order to be classified as “adequately capitalized.” In addition, pursuant to our May 2006 consent order with OFHEO, we are currently required to maintain a 30% capital surplus over our statutory minimum capital requirement, which is referred to as the OFHEO-directed minimum capital requirement. We are subject to continuous examination by OFHEO to ensure that we meet these capital adequacy requirements on an ongoing basis.

Off-Balance Sheet Arrangements. We enter into certain business arrangements to facilitate our statutory purpose of providing liquidity to the secondary mortgage market and to reduce our exposure to interest rate fluctuations. Some of these arrangements are not recorded in the consolidated balance sheets or may be recorded in amounts different from the full contract or notional amount of the transaction, depending on the nature or structure of, and accounting required to be applied to, the arrangement. (page 163)
The most significant off-balance sheet arrangements that we engage in result from the mortgage loan securitization and resecuritization transactions that we routinely enter into as part of the normal course of our business operations. Our Single-Family Credit Guaranty business generates most of its revenues through the guaranty fees earned from these securitization transactions. In addition, our HCD business generates a significant amount of its revenues through the guaranty fees earned from these securitization transactions. We also enter into other guaranty transactions and hold LIHTC partnership interests that are considered off-balance sheet arrangements.
Impact of Future Adoption of New Accounting Pronouncements. (page 166)
Management’s Report on Internal Control Over Financial Reporting. (page 181)
Remediation Activities and Changes in Internal Control Over Financial Reporting. (page 185)
Executive Compensation. (page 201)
Accounting Fees. (page 217)
Report of Independent Registered Public Accounting Firm. (page F-2)

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